EXHIBIT 10.40

NON-SOLICITATION AGREEMENT

This Non-Solicitation Agreement (the “Agreement”) is entered into between Bruce McMaster, an individual (“Executive”) and Dynamic Details, Inc. (“Company”), effective December 12, 2003, (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive is the Chief Executive Officer of the Company (the “CEO”);

NOW, THEREFORE, in consideration of the premises and to induce the Company to continue the employment of the Executive as the CEO, the Executive hereby agrees with the Company as follows:

1.    Non-Solicitation.

1.1    Non-Solicitation of Employees.

Executive agrees that during the period of his employment with Company and for one (1) year after the date of termination of his employment with Company, pursuant to the terms and conditions of the Employment Agreement, he will not induce, solicit, recruit or encourage any employee of Company to leave the employ of Company, which means that he or she will not: (i) disclose to any third party the names, backgrounds or qualifications of any employees or otherwise identify them as potential candidates for employment; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for Executive or any other employer.

1.2    Non-Solicitation of Customers Using Confidential Business Information.

Executive agrees that during the period of his employment with the Company and thereafter, he or she will not solicit, either on behalf of Executive or any third party, the business of any client or customer of Company, whether past, present or prospective, using any Confidential Information (as defined in the Employment Agreement) of the Company.

2.    Arbitration.

Executive and the Company mutually agree that they will submit all disputes arising under this Agreement to final and binding arbitration in Orange County, California, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Executive and the Company shall each bear his or its own costs and attorneys’ fees incurred in conducting the arbitration, and shall split equally the fees and administrative costs charged by the arbitrator and the arbitration service.

The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the arbitration service.

3.    Notices.

Any notice required or permitted to be given by a party hereto to the other shall be deemed validly given if personally delivered or mailed by registered prepaid post, and addressed as follows:

In the case of the Company, to:	Dynamic Details, Inc.
1220 Simon Circle
Anaheim, California 92806

In the case of Executive, to:	Bruce Mc Master
c/o Dynamic Details, Inc.
1220 Simon Circle
Anaheim, California 92806

provided that a party hereto may from time to time notify the other of a new address to which notices to it shall henceforth be given until further notice. Any notice so delivered or so mailed shall be deemed to be effected, if delivered, on the date of its delivery or, if mailed, on the fifth business day following the date of mailing.

4.    Written Amendment or Modifications; Waiver.

This Agreement may be altered, modified, or amended only by a writing signed by Executive and any proper officer, other than the Executive, of the Company expressly acknowledging that it is altering, modifying or amending the Agreement. No modification, waiver or discharge of this Agreement will be effective unless in writing signed by the Executive and by any proper officer, other than the Executive, of the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

5.    Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representative and will be for the benefit of the Company, its successors and assigns. This Agreement is specific to Executive and may not be assigned or substituted for without the express consent of any proper officer, other than the Executive, of the Company.

6.    Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to its subject matter, is fully integrated and supersedes all prior of contemporaneous discussions, representations, and agreements, whether oral or in writing, between the parties on that subject matter.

7.    Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof. Executive hereby expressly consents to person jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his the-current residence or domicile.

8.    Severability.

The invalidity or unenforceability of one or more of this Agreement shall not affect the validity or enforceability of any other provisions hereof, which shall remain in full force and effect to the maximum extent of the law.

9.    Counterparts.

This Agreement maybe executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DYNAMIC DETAILS, INC.

By:	/s/ TIMOTHY DONNELLY

Name: Timothy Donnelly Title: Vice President, Secretary and Assistant Treasurer

Executive:

By:	/s/ BRUCE MCMASTER

Name: Bruce McMaster Title: President and Chief Executive Officer

[SIGNATURE PAGE TO NON-SOLICATION AGREEMENT]

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